UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2011

DELTEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33772	54-1252625
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2291 Wood Oak Drive, Herndon, VA	20171
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (703) 734-8606

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Amendment to the Existing Credit Facility

On November 14, 2011, Deltek, Inc. (the “Company”) entered into an amendment to its existing credit facility with respect to certain non-financial covenants. Under the terms of the amendment, the amount available under the credit facility for open market repurchases of the Company’s common stock in a single fiscal year was increased from $5 million to $10 million, with a one-year carry forward for unused portions of up to $10 million. Separately, the general amount available for the Company to purchase common stock from certain holders of the Company’s common stock other than the Company’s controlling stockholder was increased to a $27.5 million aggregate limit, and this general amount was modified to also be applicable to open market repurchases.

As a result of the amendment, the interest rate that the Company will pay for both term loans and its revolving credit facility was increased by 25 basis points.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Amendment No. 1, dated as of November 14, 2011, to the Second Amended and Restated Credit Agreement, dated as of November 3, 2010, by and among Deltek, Inc., the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2011	DELTEK, INC.

	By:	/s/ David Schwiesow
David Schwiesow
Senior Vice President and General Counsel

Exhibit No.	Description

99.1	Amendment No. 1, dated as of November 14, 2011, to the Second Amended and Restated Credit Agreement, dated as of November 3, 2010, by and among Deltek, Inc., the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent